Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Harris Corporation 2005 Equity Incentive Plan of our reports dated August 23, 2005, with respect to the consolidated financial statements and schedule of Harris Corporation and its subsidiaries included in its Annual Report on Form 10-K for the year ended July 1, 2005, Harris Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Harris Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Jacksonville, Florida
December 1, 2005